Exhibit 99.1

Atlantic Union Bank Names David Zimmerman Middleburg Financial President

RICHMOND, Va., November 1, 2019 – Atlantic Union Bank has named David Zimmerman Middleburg Financial President effective today. Zimmerman is responsible for leading the wealth management division of Atlantic Union Bank, including investment services, retirement planning, insurance, asset management, private banking and trust services for individuals and institutions.

“David brings more than 30 years of financial services experience to Middleburg Financial and will help us become known as the premier wealth management service provider across our footprint,” said Maria P. Tedesco, President of Atlantic Union Bank. “We believe that his expertise will play a key role in our leadership team’s effort to provide personalized wealth strategies and advice to our customers. His goal is to build an organization that provides holistic financial solutions and a seamless experience for our customers.”

Zimmerman was most recently President and CEO of First Citizens Investor Services, Inc. in Raleigh, N.C., where he was responsible for driving organizational development, accelerating growth and profits while sharpening the team’s efficiency and effectiveness. His previous roles include senior regional brokerage manager for Wells Fargo Advisors in Beverly Hills, Calif., and other diverse positions at Prudential Services, RBC Dain Rauscher, PaineWebber and Shearson Lehman Brothers.

Zimmerman received his bachelor’s degree in business administration from Texas Tech University, and he completed the University of Virginia’s graduate school of retail bank management and Wharton’s graduate securities industry institute management program. He holds his series 7, 24, 63 and 65 registrations and is currently enrolled in Bellevue University’s M.S. program in leadership and executive coaching.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact:

Bill Cimino, Senior Vice President, Investor Relations

Bill.Cimino@AtlanticUnionBank.com, 804.448.0937

Beth Shivak, Vice President and Director of Corporate Communications

Beth.Shivak@AtlanticUnionBank.com, 804.327.5746